FOR IMMEDIATE RELEASE                                                                    FOR MORE INFORMATION:
April 17, 2009                                                                                                Mary Cohron
                                                                                                                        Chief Executive Officer
                                                                                                                         (270) 393-0700

Citizens First Corporation Announces First Quarter 2009 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported its results of operations for the quarter ended March 31, 2009.

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For the quarter, net income before dividends to preferred shareholders was $206,000 compared to $468,000 in the first quarter of 2008.  Net loss available to common shareholders was $(46,000) or, $(0.02) per basic and diluted common share this quarter, compared to net income available to common shareholders of $340,000, or $0.17 per basic and diluted common share for the first quarter of 2008.  Net income was impacted negatively by further compression in the net interest margin, provision expense, and an increase in FDIC insurance expense.

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The Company’s net interest margin was 3.46% for the first quarter 2009 compared to 3.68% for the first quarter 2008 and was the primary factor in the approximately  $100,000 decrease in net interest income from the same quarter in 2008.

•	Demand deposit and NOW account average deposits increased $6 million during the quarter after the Company established an employee and director sales training program focused on growing core deposits.

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The Company’s nonperforming asset to total loans ratio of 1.62% as of March 31, 2009 and 1.37% as of December 31, 2008, compares favorably to a peer nonperforming asset to total loans ratio of 2.04% as of December 31, 2008.

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A $300,000 provision for loan losses was recorded for the first quarter of 2009, compared to a $50,000 provision in the first quarter of 2008.  The increase in the provision in the first quarter of 2009 is a result of continued efforts to address the effects of the difficult economy.

•	Capital continued to be strong through the first quarter of 2009.

Mary D. Cohron, President and CEO, stated “While earnings are down compared to the same quarter in 2008, our capital remains strong and nonperforming assets continue to compare favorably with peer.”

Net interest income for the quarter ended March 31, 2009 was $2.7 million, versus $2.8 million for the same quarter of 2008, a decrease of 3.6%.  “Net interest margin compression continues to impact earnings, but we are placing increased emphasis on lowering our cost of funds by increasing demand deposits, while placing interest rate floors in loans as they renew,” Cohron said.

Non-interest income was $641,000 for the first quarter of 2009, compared to $672,000 in the same quarter 2008, a decrease of $31,000 or 4.6%.  The decrease is primarily the result of a lower volume of fees related to insufficient funds.  Non-interest expense was $2.9 million for the first quarter of 2009, versus $2.8 million for the same period of 2008, an increase of $100,000, or 3.6%.  The majority of the increase is related to FDIC insurance which increased $65,000 from the first quarter 2008.

A $300,000 provision for loan losses was recorded for the first quarter of 2009, compared to a $50,000 provision in the first quarter of 2008.  The increase in provision is reflective of the current condition of the national economy.  Non-performing assets totaled $4.4 million at March 31, 2009, compared to $3.7 million at December 31, 2008, an increase of $700,000.  The increase in non-performing assets can be attributed primarily to the past due status of one criticized commercial loan customer totaling $1.5 million at March 31, 2009.  Non-performing assets to total loans ratio was 1.62% and 1.37% at March 31, 2009 and December 31, 2008.  The allowance for loan losses at March 31, 2009 was $4.0 million, or 1.47% of total loans, compared to $3.8 million, or 1.40% of total loans as of December 31, 2008, respectively.  “Although there is an increase in non-performing assets, we remain confident in our underwriting; we continue to monitor our delinquencies, evaluate the adequacy of the allowance for loan losses and place a great deal of emphasis on our collection efforts,” Cohron said.

Total assets at March 31, 2009 were $354.8 million, down $300,000, or .1%, from $355.1 million at December 31, 2008.  Loans decreased $2.6 million, or 1.0%, from $271.7 million at December 31, 2008 to $269.1 million at March 31, 2009.  Deposits at March 31, 2009 were $278.2 million, an increase of $5.2 million, or 1.9%, compared to $273.0 million at December 31, 2008.  According to Cohron, “The goal in the first quarter was to focus on changing the mix in our deposits to include more demand deposits to lower our cost of funds and make future loan growth more profitable.”

Stockholders’ equity was 11.1% of total assets at March 31, 2009 with equity increasing from $37.7 million at the end of the first quarter of 2008 to $39.4 million at the end of the same quarter in 2009.  The Company’s return on average equity was 1.99% for the quarter ending March 31, 2009 compared to a return of 4.99% for the quarter ending March 31, 2008.

“The bank participated in the Treasury’s Capital Purchase Program and received $8.8 million in additional equity in December 2008.  This capital further improved our capital position which will allow us to better serve our existing customers and communities and afford us the ability to grow our customer base,” said Cohron.  The Company issued to the Treasury Department 250 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation amount per share of $35,116, and a warrant to purchase up to 254,218 shares of common stock, at an initial per share exercise price of $5.18. The Treasury Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter.  Like the Company’s existing preferred stock, dividends on the CPP preferred stock, along with accretion on the warrant issued, reduce net income available to common shareholders and resulted in a loss of income available for common shareholders in the first quarter.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has eleven offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

CITIZENS FIRST CORPORATION

Consolidated Financial Highlights (unaudited)
In thousands, except per share data

	Three Months Ended
	March 31
	2009	2008
Interest income	$4,499	$5,441
Interest expense	1,838	2,654
Net interest income	2,661	2,787
Provision for loan losses	300	50
Net interest income after provision for loan losses	2,361	2,737
Non-interest income	641	672
Non-interest expenses	2,861	2,816
Income before income taxes	141	593
Provision for income taxes	(65)	125
Net income	206	468
Preferred dividends	252	128
Net income (loss) available for common shareholders	$ (46)	$ 340
Basic and diluted earnings (loss) per common share	$(0.02)	$0.17

	March 31	December 31
	2009	2008
Cash and cash equivalents	$ 13,374	$ 15,331
Available for sale securities	44,455	39,928
Loans held for sale	1,010	553
Loans, net of allowance for loan losses	265,108	267,929
Intangible assets	4,074	4,144
Other assets	26,734	27,240
Total assets	$354,755	$355,125

Deposits	$278,238	$273,015
Securities sold under repurchase agreements	5,842	8,258
FHLB advances	24,500	27,500
Other borrowings	5,000	5,000
Other liabilities	1,729	2,067
Total liabilities	315,309	315,840
Preferred stock	16,134	16,118
Common stock	27,072	27,058
Retained earnings (deficit)	(3,274)	(3,228)
Accumulated comprehensive income (loss)	(486)	(663)
Total shareholders’ equity	39,446	39,285
Total liabilities and shareholders’ equity	$354,755	$355,125

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